As filed with the Securities and Exchange Commission on January 25, 2023

Registration No. 333-269339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORCHID ISLAND CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-3269228
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

3305 Flamingo Drive, Vero Beach, Florida 32963 (772) 231-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Cauley Chairman and Chief Executive Officer Orchid Island Capital, Inc. 3305 Flamingo Drive Vero Beach Florida 32963 (772) 231-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: S. Gregory Cope, Esq. Vinson & Elkins L.L.P. 2200 Pennsylvania Avenue NW Suite 500 West Washington, DC 20037 (202) 639-6526 (202) 879-8916 (Facsimile)
From time to time after the effective date of this registration statement (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Orchid Island Capital, Inc. is filing this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-269339), initially filed on January 20, 2023 (the “Registration Statement”), solely for the purpose of (i) modifying the amount of remaining unsold securities to be included on the Registration Statement pursuant to Rule 415(a)(6) that were registered on a previously filed registration statement, as indicated in Exhibit 107 to this Pre-Effective Amendment No. 1 and (ii) to file an updated consent of BDO USA, LLP, the registrant’s independent registered public accounting firm.  Accordingly, this Pre-Effective Amendment No. 1 consists solely of this explanatory note, Part II of the Registration Statement, the signatures and the exhibit index and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table itemizes the expenses incurred by us or the selling stockholders (as indicated) in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$70,928.85	(1)
FINRA filing fee		—
NYSE fees		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous expenses		*
Total	$	*

(1)	We previously registered $1,000,000,000 in aggregate offering price of securities pursuant to the Registration Statement on Form S-3 (No. 333-236144) filed with the SEC on January 29, 2020 and declared effective on February 10, 2020 (the “2020 Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, we are carrying forward to this Registration Statement $352,000,198.88 in aggregate offering price of securities that were initially registered under the 2020 Registration Statement and remain unsold. Additionally, the 2020 Registration Statement registered 304,007 shares of common stock (adjusted for our one-for-five reverse stock split effective August 30, 2022) in a secondary offering with an aggregate offering price not to exceed $9,454,624.00, all of which remain unsold (the “Unsold Secondary Shares”). Pursuant to Rule 457(p) under the Securities Act, we are offsetting the registration fee due under this registration statement by $1,227.00, which represents a portion of the registration fee relating to the Unsold Secondary Shares previously paid in connection with the 2020 Registration Statement. A filing fee of $70,928.85 with respect to the newly registered securities hereunder, which represents the total registration fee adjusted for the total fee offsets with respect to the Unsold Secondary Shares, is being paid in connection with this Registration Statement.

*	Estimated expenses are not presently known.

ITEM 15.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of the Company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	EXHIBITS

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
4.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-184538) filed with the SEC on November 28, 2012)
4.2	Certificate of Correction to the Articles of Amendment and Restatement of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2019)
4.3	Articles of Amendment of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2022)
4.4	Amended and Restated Bylaws of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 19, 2019)
4.5	Specimen Certificate of common stock of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-184538) filed with the SEC on November 28, 2012)

4.6*	Form of Articles Supplementary (for preferred stock)
4.7*	Form of Certificate representing shares of preferred stock
4.8	Form of Indenture (incorporated by reference to Exhibit 4. 4 to the Company’s Registration Statement on Form S-3 (333-236144), filed with the SEC on January 29, 2020)
4.9*	Form of Debt Security
4.10*	Form of Warrant
4.11*	Form of Warrant Agreement
4.12*	Form of Unit Agreement
4.13*	Form of Unit Certificate
5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1**	Opinion of Vinson & Elkins L.L.P. as to certain U.S. federal income tax matters
23.1***	Consent of BDO USA, LLP
23.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 and Exhibit 8.1)
24.1**	Power of Attorney (included on signature page)
25.1****	Statement of Eligibility of Trustee on Form T-1
107***	Filing Fee Table

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference into this registration statement subsequent to its effectiveness.

**	Incorporated herein by reference to the exhibit of the same number in the registrant’s Registration Statement on Form S-3 (Reg. No. 333-269339), filed on January 20, 2023.

***	Filed herewith.

****	Where applicable, to be filed subsequently in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that is part of this registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) under the Securities Act of 1933 as part of a registration statement in reliance on Rule 430B under the Securities Act of 1933 relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) under the Securities Act of 1933 for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act of 1933, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(c)	The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Securities Act of 1933.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, in the State of Florida, on this 25th day of January, 2023.

ORCHID ISLAND CAPITAL, INC.

By:	/s/ ROBERT E. CAULEY
	Name:	Robert E. Cauley
	Title:	Chief Executive Officer, President and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 25th day of January, 2023.

Name	Title	Date

/s/ ROBERT E. CAULEY	Chief Executive Officer, President and	January 25, 2023
Robert E. Cauley	Chairman of the Board (Principal Executive Officer)

/s/ GEORGE H. HAAS, IV	Secretary, Chief Financial Officer, Chief	January 25, 2023
George H. Haas, IV	Investment Officer and Director (Principal Financial and Accounting Officer)

/s/ W COLEMAN BITTING*	Independent Director	January 25, 2023
W Coleman Bitting

/s/ FRANK P. FILIPPS*	Independent Director	January 25, 2023
Frank P. Filipps

/s/ AVA L. PARKER*	Independent Director	January 25, 2023
Ava L. Parker

/s/ PAULA MORABITO*	Independent Director	January 25, 2023
Paula Morabito

*By:	/s/ ROBERT E. CAULEY
Robert E. Cauley Attorney-in-Fact